Exhibit 4.14

SECOND AMENDMENT

TO

CAPRICOR THERAPEUTICS, INC.

2012 RESTATED EQUITY INCENTIVE PLAN

(Adopted September 8, 2014)

Capricor Therapeutics, Inc. (the “Company”) maintains the Capricor Therapeutics, Inc. 2012 Restated Equity Incentive Plan, effective as of November 13, 2012 and as amended to date (collectively, the “Plan”), and, pursuant to Section 17 of the Plan, the Company’s Board of Directors (the “Board”) may at any time amend, alter, suspend or terminate the Plan.

The Plan is hereby amended as follows:

1.	Section 3(a) of the Plan is amended and restated in its entirety as follows:

“Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan, when combined with the number of Shares that may be subject to Awards and sold under the Former Plan, is 2,000,000 Shares. The Shares may be authorized but unissued, or reacquired Common Stock. No one Participant may be granted options with respect to more than 1,000,000 Shares in any one calendar year. In addition, no one Participant may be granted Stock Appreciation Rights with respect to more than 1,000,000 Shares in any one calendar year. No more than 2,000,000 shares may be made subject to Incentive Stock Option grants.”

2.	Section 4(a)(i) of the Plan is amended and restated in its entirety to read as follows:

“Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan. Notwithstanding anything to the contrary, Award grants to any listed officer of the Company will be made by a committee consisting solely of two or more outside directors (as defined under Code Section 162(m) regulations), which shall be the “Committee” with respect to such grants.”

3.	The modifications set forth above shall not affect any other provisions of the Plan.

[Signature provided on following page.]

In Witness Whereof, the undersigned adopts this Second Amendment to the Plan on behalf of the Company as of the date first written above.

CAPRICOR THERAPEUTICS, INC.

/s/ Linda Marbán, Ph.D.
By: Linda Marbán, Ph.D.
Title: Chief Executive Officer